Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES APPOINTS PAUL CLEVELAND TO ITS BOARD OF DIRECTORS AND CHAIR OF AUDIT COMMITTEE

Richmond, Calif. - November 19, 2008 - Sangamo BioSciences, Inc. (Nasdaq: SGMO), a leader in the research and development of novel zinc finger DNA-binding proteins (ZFPs) for therapeutic gene regulation and modification, announced today the appointment of Paul B. Cleveland, executive vice president, corporate development and chief financial officer of Affymax, Inc., to its board of directors, effective November 19, 2008. Mr. Cleveland will also serve as chair of Sangamo’s audit committee.

“We are very pleased to welcome Paul to Sangamo’s board,” stated Edward Lanphier, Sangamo’s president and CEO. “His significant experience and success in biotechnology industry finance and business development will aid us in all aspects of our company’s operations, including clinical and commercial development of our ZFP TherapeuticTM programs.”

Mr. Cleveland has served as executive vice president, corporate development and chief financial officer of Affymax, Inc. since January 2006. In such capacity, he has responsibility for all business development, strategic planning, finance, investor relations and legal functions. He negotiated a worldwide collaboration with Takeda that was honored with the “Allicense 2007 Breakthrough Alliance Award” at the Recombinant Capital Allicense conference. Mr. Cleveland also led preparations for and execution of Affymax’s initial public offering of common stock which was characterized as “the strongest biotech offering of 2006” by Business Week. Together these transactions added more than $230 million to Affymax’s cash balance in one year.

From 2004 to 2006, Mr. Cleveland served as a managing director at Integrated Finance, Ltd., an investment bank, and from 1996 to 2003 as a managing director and head of west coast mergers and acquisitions at J.P. Morgan Chase and Co. (and a predecessor investment bank, Hambrecht & Quist). From 1981 to 1996, he held positions, including partner, at several law firms including Cooley Godward LLP, Sidley Austin LLP and Davis Polk & Wardwell. He serves as a member of the board of directors and is chairman of the audit committee of Anacor Pharmaceuticals, Inc. Mr. Cleveland holds a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis.

“I am excited to join the board of directors of Sangamo BioSciences at this point in the company’s development,” commented Mr. Cleveland. “Sangamo has a successful business model designed to maximize the value of its ZFP technology platform by partnering non-core areas of its business as well as looking to establish new corporate partnerships in core ZFP Therapeutics. I look forward to contributing my experience to help position the company for continued growth and success.”

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Other therapeutic development programs are focused on cancer, HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

This press release contains forward-looking statements regarding Sangamo’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s’ Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com
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